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                                                                     EXHIBIT 12.

                      STATEMENT RE: COMPUTATION OF RATIOS

                      BancWest Corporation and Subsidiaries
         Computation of Consolidated Ratios of Earnings to Fixed Charges

                                                          THREE MONTHS ENDED
                                                               MARCH 31,
                                                        ------------------------
                                                          2000            1999
                                                        --------        --------
                                                         (dollars in thousands)
Income before income taxes                              $ 84,802        $ 74,597
                                                        --------        --------
Fixed charges(1):
     Interest expense                                    122,115         108,293
     Rental expense                                        3,729           3,821
                                                        --------        --------
                                                         125,844         112,114
Less interest on deposits                                 99,498          87,873
                                                        --------        --------
     Net fixed charges                                    26,346          24,241
                                                        --------        --------
     Earnings, excluding
        interest on deposits                            $111,148        $ 98,838
                                                        ========        ========
     Earnings, including
        interest on deposits                            $210,646        $186,711
                                                        ========        ========
Ratio of earnings to fixed charges:

     Excluding interest on deposits                        4.22X           4.08x

     Including interest on deposits                        1.67X           1.67x

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(1)  For purposes of computing the consolidated ratios of earnings to fixed charges, earnings represent income before income taxes plus fixed charges. Fixed charges, excluding interest on deposits, include interest (other than on deposits), whether expensed or capitalized, and that portion of rental expense (generally one third) deemed representative of the interest factor. Fixed charges, including interest on deposits, consists of the foregoing items plus interest on deposits.